EX-99.h.3.i

EXHIBIT A

RevenueShares Large Cap Fund (Taxpayer ID #392064010)

RevenueShares Mid Cap Fund (Taxpayer ID #392064008)

RevenueShares Small Cap Fund (Taxpayer ID #392064009)

RevenueShares Financials Sector Fund (Taxpayer ID #263117463)

RevenueShares ADR Fund (Taxpayer ID #263117386)

RevenueShares Navellier Overall A-100 Fund (Taxpayer ID #263117439)

RevenueShares Ultra Dividend Fund (Taxpayer ID #462980007)

RevenueShares Emerging Market Fund (Taxpayer ID #462984739)